EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements  No. 333-95657 and No. 333-148383 on Forms S-8 and  No. 333-170380 on Form S-3 of Parlux Fragrances, Inc. (the “Company”), of our report dated May 26, 2011, with respect to our audits of the consolidated financial statements and financial statement schedule of the Company as of March 31, 2011 and 2010 and for the years ended March 31, 2011, 2010 and 2009 which report is included in the Annual Report on Form 10-K of the Company for the year ended March 31, 2011.

/s/ Marcum LLP
Miami, Florida
May 26, 2011